Exhibit 2.1

ASSET PURCHASE AGREEMENT
by and among:
RSVP Productions, Inc.,
a Minnesota corporation;
PlanetOut Inc.
a Delaware corporation;
Shuttlecraft Acquisition Corp.,
a Delaware corporation and a wholly owned subsidiary of PlanetOut Inc.
and
Paul Figlmiller
an individual;

Dated as of January 19, 2006

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(CONTINUED)
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iv.

ASSET PURCHASE AGREEMENT
          This Asset Purchase Agreement is entered into as of January 19, 2006, by and among: RSVP Productions, Inc. (“Seller”), a Minnesota corporation; Paul Figlmiller (“Stockholder”); PlanetOut Inc., a Delaware corporation (“Parent”); and Shuttlecraft Acquisition Corp. (“Acquisition Sub”), a Delaware corporation and a wholly owned subsidiary of Parent (collectively with Parent, the “Buyer Group” and each a “Buyer Group Entity”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Stockholder is the holder of a majority of the outstanding shares of stock of Seller; and
     B. Stockholder and Seller wish to provide for the sale of substantially all of the assets of Seller to the Buyer Group on the terms set forth in this Agreement.
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
1. Sale of Assets; Related Transactions.
     1.1 Sale of Assets. At the Closing (as defined in Section 1.6(a) below), Stockholder and Seller shall cause to be sold, assigned, transferred, conveyed and delivered to Acquisition Sub, good and valid title to the Assets (as defined below), free of any Encumbrances, on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include all of the properties, rights, interests and other tangible and intangible assets of Seller (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP); provided, however, that the Assets shall not include any of the assets of Seller identified on Exhibit B attached hereto (the “Excluded Assets). Without limiting the generality of the foregoing, the Assets shall include:
          (a) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of Seller (including the tangible assets identified in Schedule 2.11);
          (b) all advertising and promotional materials possessed by Seller;
          (c) all Seller IP (including the Intellectual Property and Intellectual Property Rights identified in Schedule 2.10);
          (d) all rights of Seller under Seller Contracts (including all office leases, equipment leases, licensing agreements and all of the other Seller Contracts identified in Schedule 2.14);
          (e) all Governmental Authorizations held by Seller (including the Governmental Authorizations identified in Schedule 2.15);

          (f) claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of Seller against other Persons (regardless of whether or not asserted by Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by Seller (regardless of whether currently exercisable); and
          (g) all books, records, files and data of Seller.
     1.2 Purchase Price; Other Payments at Closing.
          (a) At the Closing, and as consideration for the sale of the Assets to the Buyer Group:
          (i) the Buyer Group shall pay to Seller an amount of cash (the “Closing Cash Consideration”) equal to: (1) 85% of the Purchase Price; plus (2) the Reimbursement Amount; minus (3) the Third-Party Debt Amount; minus (4) the outstanding principal and interest due at Closing under the Loan (as defined in Section 5.6 hereof); minus (5) the Accrued Vacation Amount;
          (ii) the Buyer Group shall deposit an amount of cash (the “Escrow Cash”) equal to 15% of the Purchase Price into an escrow account (the “Escrow Account”) to be established as of the Closing Date (as defined below), which Escrow Account shall be maintained in accordance with the terms of an Escrow Agreement by and among Parent, Seller and Wells Fargo, N.A. (the “Escrow Agent”), in substantially the form of Exhibit C (the “Escrow Agreement”) and shall terminate on March 31, 2007 (or such later date as may be required under the Escrow Agreement);
          (iii) the Buyer Group shall, on behalf of Seller, pay the Third-Party Debt Amount to the respective holders thereof (provided, however that the Seller shall have previously approved the Third-Party Debt Amount in a writing delivered to Parent at or prior to Closing); and
          (iv) Acquisition Sub shall assume the liabilities of Seller set forth on Exhibit D attached hereto (the “Assumed Liabilities”), by entering into an Assumption Agreement with Seller in substantially the form of Exhibit E (the “Assumption Agreement”).
          (b) Notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities shall not include, and the Buyer Group shall not be required to assume or to perform or discharge:
               (i) any Liability of any stockholder of Seller or any other Person, except for the Assumed Liabilities;
               (ii) any Liability of Seller arising out of or relating to the execution, delivery or performance of any of the Transactional Agreements;

               (iii) any Liability of Seller for any fees, costs or expenses of the type referred to in Section 11.2 or 11.3 of this Agreement;
               (iv) any Liability of Seller arising from or relating to any action taken by Seller, or any failure on the part of Seller to take any action, at any time after the Closing Date;
               (v) any Liability of Seller arising from or relating to (1) any services performed by Seller for any customer, or (2) any claim or Proceeding against Seller;
               (vi) any Liability of Seller for the payment of any Tax;
               (vii) any Liability of Seller to any current or former Seller Employee under or with respect to Seller Employee Plan, profit sharing plan, dental plan or severance arrangement or with respect to accrued vacation or paid time off;
               (viii) any Liability of Seller to any current or former stockholder of Seller or any other Related Party (including any Liability of Seller with respect to unpaid dividends);
               (ix) any Liability under any Contract, if Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Buyer Group of any rights or obligations under such Contract;
               (x) any Liability of Seller to Venture Bank; or
               (xi) any other Liability that is not specifically identified on Exhibit D.
     1.3 Post-Closing Adjustment.
          (a) At the Closing, Seller shall deliver to Parent a balance sheet dated as of the Closing Date and Seller’s calculation of the Net Cash of Seller at Closing based on such balance sheet (the “Seller’s Net Cash Calculation”). Following the Closing, Parent or its accountants shall prepare and deliver to Seller an audited calculation of the amount of Net Cash of Seller at Closing, prepared in a manner consistent with the illustrative calculation attached hereto as Schedule 1.3 (the “Buyer’s Net Cash Calculation”). If, upon acceptance of the Buyer’s Net Cash Calculation (according to the procedures set forth in subparagraph (b) below), it is determined that the Net Cash calculated based on the Buyer’s Net Cash Calculation exceeds the Net Cash as determined in the Seller’s Cash Calculation, then Parent shall promptly make a cash payment to Seller in an amount equal to the (positive) amount of such excess (such difference, the “Post-Closing Adjustment Amount”). If, on the other hand, the Net Cash calculated based on the Buyer’s Net Cash Calculation is less than the Net Cash as determined in the Seller’s Cash Calculation, then Parent shall be entitled to reclaim the (negative) Post-Closing Adjustment Amount by recourse to the Escrow Account.

          (b) To the extent required to permit Seller to review the Buyer’s Net Cash Calculation, Parent will allow Seller and its independent accountants full and complete access at all reasonable times to all work papers, books and records and all additional information used in preparing the Buyer Balance Sheet, and Parent will make its officers, employees and independent accountants reasonably available to discuss with Seller and its Representatives such papers, books and records. If Seller elects to dispute the Buyer’s Net Cash Calculation, then it shall so notify Parent within 15 days following delivery to Seller of the Buyer’s Net Cash Calculation, and thereafter, Parent and Seller shall negotiate in good faith to settle any such dispute. If, notwithstanding such good faith negotiation, Parent and Seller fail to settle such dispute within 15 days, either Parent or Seller may refer the dispute to such firm of independent certified public accountants as the parties shall mutually select (the “Auditor”). The Auditor shall be engaged jointly by the Buyer Group and Seller and its fees and expenses shall be paid equally by Buyer Group and Seller. The Auditor shall review the Seller’s Net Cash Calculation, the Buyer’s Net Cash Calculation and the calculation of the Post-Closing Adjustment Amount and shall determine any adjustments thereto, which determination shall be made and certified in writing to the Buyer Group and Seller as promptly as practicable but in any event not later than 30 days after its engagement. The determination of any Post-Closing Adjustment Amount, whether by acceptance by Seller, negotiation or determination of the Auditor, shall be final and binding upon all of the parties hereto.
          (c) If, immediately prior to the Closing, Seller has a positive amount of Net Cash, Seller shall be entitled to make a cash distribution to its stockholders of the amount by which its Net Cash exceeds $0.
     1.4 Sales Taxes. Seller shall bear and pay, and shall reimburse the Buyer Group and the Buyer Group’s affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale of the Assets to the Buyer Group or in connection with any of the other Transactions.
     1.5 Allocation. As promptly as possible following the Closing, and in any event within 90 days after the Closing, the Buyer Group will prepare in good faith a statement showing an allocation of the consideration referred to in Section 1.2 among the Assets (the “Allocation Statement”). After receipt of the Allocation Statement, Seller will have 30 days to review it. Unless Seller delivers written notice to Buyer Group on or prior to the 30th day after receipt of the Allocation Statement specifying in reasonable detail all disputed items on the Allocation Statement and the basis therefor, the parties will be deemed to have accepted and agreed to the Allocation Statement. If Seller so notifies Buyer Group of an objection to the Allocation Statement, the parties will, within 30 days following the date of such notice (the “Resolution Period”) attempt to resolve their differences and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement. If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute may, at the election of either party, be submitted to a third party accountant mutually agreeable to, and jointly engaged by, Seller and Buyer Group (the “Neutral Accountant”). The Neutral Accountant shall use its best efforts to reach a determination as promptly as possible and in no event later than 90 days after submission of the matter to the Neutral Accountant. All determinations of the Neutral

Accountant relating to the Allocation Statement, absent fraud, shall be final and binding on the parties, and all expenses of the Neutral Accountant shall be borne equally by Buyer Group and Seller. The Allocation Statement, as agreed to by the parties or as determined by the Neutral Accountant, shall be conclusive and binding upon the Buyer Group, Stockholder and Seller for all purposes, and none of the Buyer Group, Seller nor Stockholder shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.
     1.6 Closing.
          (a) The closing of the sale of the Assets to the Buyer Group (the “Closing”) shall take place at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, Three Embarcadero Center, 7th Floor, San Francisco, California 94111 on March 4, 2006 (the “Closing Date”), except as otherwise mutually agreed by the parties hereto. The parties acknowledge and agree that the fact that the Closing Date is currently expected to fall on a Saturday shall not preclude the Closing from taking place as scheduled on such Closing Date, and that in particular, the obligations of the parties (including the obligations set forth below in Section 1.6(b)) shall become unconditional as of the Closing Date.
          (b) At the Closing (or, with respect to payments to be made by the Buyer Group under subsections (i), (ii), (iii), (iv) and (x) below, on the first business day following the Closing Date, which payments, if made after the Closing Date, shall include interest accrued from the Closing Date and through the date of payment at a rate of 0.02% per day):
          (i) Seller shall execute and deliver to the Buyer Group such bills of sale, endorsements, assignments and other documents as may (in the reasonable judgment of the Buyer Group or its counsel) be necessary or appropriate to assign, convey, transfer and deliver to the Buyer Group good and valid title to the Assets free of any Encumbrances;
          (ii) the Buyer Group shall pay the Closing Cash Consideration to Seller as contemplated by Section 1.2(a)(i);
          (iii) Parent, Seller and the Escrow Agent shall execute and deliver the Escrow Agreement, and the Buyer Group shall deposit the Escrow Cash into the Escrow Account, as contemplated by Section 1.2(a)(ii);
          (iv) the Buyer Group shall pay the Third-Party Debt Amount to the respective holders thereof as contemplated by Section 1.2(a)(iii) (provided, however that the Seller shall have previously approved the Third-Party Debt Amount in a writing delivered to Parent at or prior to Closing);
          (v) Acquisition Sub and Seller shall enter into the Assumption Agreement, as contemplated by Section 1.2(a)(iv);

          (vi) Seller, Stockholder and the Key Employee shall execute and deliver to the Buyer Group a Noncompetition Agreement in the form of Exhibit F (the “Noncompetition Agreement”);
          (vii) Stockholder and Acquisition Sub will enter into an employment agreement in substantially the form attached as Exhibit G (the “Employment Agreement”);
          (viii) The Key Employee shall commence an employment or consulting relationship with the Buyer Group, on terms mutually acceptable to the Key Employee and Parent;
          (ix) Stockholder shall execute and deliver to the Buyer Group a certificate (the “Closing Certificate”) certifying on behalf of Seller that: (A) each of the representations and warranties made by Stockholder and Seller in this Agreement was accurate in all material respects as of the date of this Agreement and as of the Closing Date; and (B) each of the covenants and obligations that any of Stockholder or Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects; and
          (x) Parent shall reimburse Seller an amount equal to the total Reimbursement Amount for each of the Reimbursable Expense Items listed on Schedule 1.6(b)(x) attached hereto, up to the maximum “Reimbursement Cap Amount” for such Reimbursable Expense Item shown thereon, less any amounts paid with respect to such Reimbursable Expense Item that are included in Net Cash; provided, however that Seller shall have delivered to Parent: (a) a schedule (the “Reimbursement Amount Schedule”), prepared in accordance Schedule 1.6(b)(x) attached hereto, listing each Reimbursable Expense Item and the amount paid by Seller with respect thereto as of the Closing Date; and (b) evidence, satisfactory to Parent, that each of the amounts appearing on the Reimbursement Amount Schedule has been paid in full.
     1.7 Earn-Out.
          (a) Seller shall have the opportunity to earn up to $3,000,000 in additional consideration (each, an “Earn-Out Payment”) based upon Acquisition Sub’s Revenue and Net Income for each of the years ending December 31, 2007 and December 31, 2008 (each such date, an “Earn-Out Date”) in accordance with the schedule set forth on Schedule 1.7(a). For purposes of this Section 1.7:
          (i) “Net Income” shall mean the net income of Seller (for periods ending prior to the Closing Date) or Acquisition Sub (for periods ending on or after the Closing Date), as appropriate, as determined in accordance with GAAP as in effect as of the Closing; provided, however, that in calculating Net Income hereunder, neither Seller nor Acquisition Sub shall be allocated up to $1,500,000 of the costs attributable to the marketing or promotional services to be provided by Parent to Seller and Acquisition Sub under Section 5.7 hereof and further described in Schedule 1.7(b); and

          (ii) “Revenue” shall mean the gross revenue of Acquisition Sub, as determined in a manner consistent with Seller’s audited Financial Statements (as such term is defined in Section 2.4 hereof); provided, however, that, for the avoidance of doubt, “Revenue” shall not include the value of the marketing or promotional services to be provided by Parent to Acquisition Sub under Section 5.7 hereof and further described in Schedule 1.7(b).
          (b) Not later than March 15, 2008 (in the case of any Earn-Out Payment to be made with respect to Acquisition Sub’s Revenue and Net Income in 2007) and not later than March 15, 2009 (in the case of any Earn-Out Payment to be made with respect to Acquisition Sub’s Revenue and Net Income in 2008), Parent shall deliver to Seller a statement (a “Parent Earn-Out Statement”), prepared by Parent in good faith, showing: (i) Acquisition Sub’s Revenue and Net Income for the 12-month period ending on the relevant Earn-Out Date; and (ii) the amount of the corresponding Earn-Out Payment (if any). If any Earn-Out Payment shall be due, then Parent shall make such Earn-Out Payment to Seller in the manner described in Sections 1.7(c) and 1.7(d) below. Acceptance by Seller of any Earn-Out Payment due hereunder shall be deemed conclusive evidence of acceptance by Seller of the corresponding Parent Earn-Out Statement, unless Seller shall have provided Parent with exceptions to the Parent Earn-Out Statement in writing within 60 days of such acceptance. If Seller disagrees with any items contained in the Parent Earn-Out Statement, then Seller shall, within 60 days following delivery thereof, so notify Parent in writing, and Parent and Seller agree to work together to resolve any such disagreement in good faith. If Parent and Seller are unable to resolve their differences within such 60-day period, then Parent and Seller shall jointly engage the services of an independent accounting firm mutually acceptable to both Parent and Seller (the “Accounting Firm”), for mediation, and shall submit to the Accounting Firm all work papers and other documentation as each shall deem necessary or appropriate, together with such other documents as the Accounting Firm may request. Parent and Seller will, concurrently with their delivery of any items to the Accounting Firm, deliver copies of such items to the other party. If mediation fails to resolve the dispute within 30 days after submission to the Accounting Firm, the Accounting Firm shall, within 30 days after expiration of the mediation period, issue a written findings of fact. Such written findings shall be final and binding on the parties. The costs and expenses of the Accounting Firm shall be shared equally by Parent and Seller. Any amounts payable by Seller under this paragraph shall be satisfied: first, by recourse to the Escrow; second, by deduction from any Earn-Out Payment determined to be due hereunder; and third, from Seller or any distributee thereof on a joint and several basis. If no Accounting Firm is engaged within 30 days following notice of disagreement, each of Parent and Seller shall have the right to resort to the dispute resolution remedies provided in Section 11.15 of this Agreement to resolve the issue of the determination of any Earn-Out Payment.
          (c) Any Earn-Out Payment due hereunder shall be made not later than March 31, 2008 (in the case of any Earn-Out Payment to be made with respect to Acquisition Sub’s Revenue and Net Income in 2007) or March 31, 2009 (in the case of any Earn-Out Payment to be made with respect to Acquisition Sub’s Revenue and Net Income in 2008) (each such date, an “Earn-Out Payment Date”), and any such Earn-Out Payment shall be payable, at Parent’s election, in cash, shares of Parent Common Stock, or any combination thereof. Not less than two business days prior to the applicable Earn-Out Payment Date,

Parent will provide written notice to Seller of the composition of cash and/or shares of Parent that will make up any payment to be delivered pursuant to this paragraph.
          (d) The number of shares of Parent Common Stock comprising any portion of any Earn-Out Payment will be determined by dividing (i) the amount of such portion of such Earn-Out Payment by (ii) the average of the closing sale prices of Parent Common Stock on the Nasdaq National Market for the seven trading day period ending on the second trading day prior to the date on which such Earn-Out Payment is made (rounded to the nearest whole share).
          (e) In order to support Acquisition Sub’s efforts to achieve the Revenue and Net Income targets set forth on Schedule 1.7(a) (and in addition to Parent’s commitment to provide marketing and promotional services under Section 5.7 hereof), Parent agrees as follows:
               (i) For the period commencing on the Closing Date and ending on December 31, 2008, Parent will operate Acquisition Sub as a separate corporation or division and will provide Acquisition Sub with financial, technical, human and other resources no different from those that Parent would have provided had the obligation of Parent to make the Earn-Out Payments under this Section 1.7 not existed (including providing Acquisition Sub with access to working capital in such amounts as Parent shall deem, in good faith but otherwise in its sole discretion, to be commercially reasonable);
               (ii) Parent will make available to Acquisition Sub a minimum of $500,000, to be used by Acqusition Sub in 2006 to fund ship deposits on future cruises currently contemplated in 2006 and 2007 (which cruises have been identified by Seller to Parent as of the date of this Agreement); and
               (iii) Parent will make available to Acquisition Sub a minimum of $500,000 (or, if more, an amount equal to 50% of Acquisition Sub’s Pro Forma Net Income in 2006) to be used in 2007 to fund ship deposits for cruises in 2007 and 2008. For the purposes of this Section 1.7(e)(iii), “Acquisition Sub’s Pro Forma Net Income in 2006” shall mean the sum of: (i) Seller’s Net Income for the period commencing on January 1, 2006 and ending on the day immediately prior to the Closing Date (excluding expenses for legal, accounting and other professional fees incurred by Seller in connection with the transactions contemplated hereunder); and (ii) Acquisition Sub’s Net Income for the period commencing on the Closing Date and ending on December 31, 2006 (excluding expenses for legal, accounting and other professional fees incurred by Acquisition Sub in connection with the transactions contemplated hereunder).
          (f) Notwithstanding the foregoing, in the event that Parent Common Stock is not listed on the Nasdaq National Market on the applicable Earn-Out Payment Date, the entire Earn-Out Payment due on such Earn-Out Payment Date shall be paid in cash. Further notwithstanding the foregoing, but subject to the provisions of Sections 1.8(a) and 1.8(c), in the event that Parent fails to cause the Registration Statement (defined in Section 1.8(a)) to become effective within 30 days after the applicable Earn-Out Payment Date, and if sales under Rule 144 promulgated under the Securities Act (“Rule 144”) are not available, Seller may, at its option, return the shares of Parent Common Stock issued in satisfaction of Parent’s obligation to pay the Earn-Out Payment and receive the entire amount of such Earn-Out Payment in cash.
          (g) Notwithstanding anything contained herein to the contrary, if, under the terms of the Employment Agreement, Stockholder becomes entitled to receive severance payments at any time prior to December 31, 2008 involving more than 12 months of severance pay, Parent shall be entitled to deduct the amount of such payments from any Earn-Out Payment otherwise due hereunder.
     1.8 Registration Rights.
          (a) If Parent delivers any portion of any Earn-Out Payment in the form of Parent Common Stock, then promptly following such delivery, Parent shall use commercially reasonable efforts to prepare and file with the SEC a registration statement (on Form S-3, if then available) under the Securities Act (the “Registration Statement”) with respect to the registration of the Parent Common Stock issued pursuant to Section 1.7 of this Agreement so as to permit public resale thereof by Seller or its Permitted Transferees (as defined in Section 1.8(d) below); provided, however, that if shares of Parent Common Stock are then listed for trading on the Nasdaq National Market and if all of the shares of Parent Common Stock issued to Seller in connection with such Earn-Out Payment may be immediately sold by Seller or its Permitted Transferees under Rule 144, Parent shall not be obligated to file any Registration Statement hereunder. Following the filing of the Registration Statement (if required), Parent shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable, and Parent shall also, if necessary, cause the sale of the Parent Common Stock to be qualified for sale under state securities or “blue sky” laws of a reasonable number of states as requested by Seller. Parent shall pay all expenses in connection with the preparation and filing of the Registration Statement but shall have no responsibility for other expenses related to the sale of any shares of Parent Common Stock by Seller or any other Person.
          (b) Subject to Section 1.8(c) below, Parent shall maintain the effectiveness of any Registration Statement filed hereunder for one year following the date on which such Registration Statement is declared effective; provided, however, that if Rule 144 shall not then be available for the sale of such shares, then such obligation shall remain until the second anniversary of the date on which such Registration Statement is declared effective.
          (c) Notwithstanding anything to the contrary contained herein, Parent’s obligation to maintain the effectiveness of any Registration Statement shall lapse with respect to any shares of Parent Common Stock held by Seller or any of its Permitted Transferees when such shares of Parent Common Stock may be sold under Rule 144 of the Securities Act during any 90-day period. In addition, Parent’s obligation to file or maintain the effectiveness of any Registration Statement may be suspended for one or more periods (not to exceed 45 days in the aggregate) if Parent furnishes to Seller a certificate signed by the Chief Executive Officer of Parent stating that, in the good faith judgment of Parent, it would be materially harmful to Parent for such Registration Statement to be filed or maintained effective at such time

          (d) In the absence of an effective Registration Statement covering any shares of Parent Common Stock issued hereunder, Seller agrees not to make any transfer or disposition of all or any portion of such shares of Parent Common Stock unless and until all of the following conditions have been satisfied: (i) Seller shall have notified Parent in writing of the proposed disposition and shall have furnished Parent with a detailed statement of the circumstances surrounding the proposed disposition; (ii) if reasonably requested by Parent, Seller shall have furnished Parent with an opinion of counsel, reasonably satisfactory to Parent, that such transfer or disposition will not require registration of such shares under the Securities Act; provided, however, that no such opinion shall be required in the case of any transfer of Parent Common Stock to any stockholder of Seller, if such stockholder shall certify in writing to Parent that, at the time such transfer, he is an “accredited investor” within the meaning of Regulation D under the Securities Act; and (iii) the proposed transferee (if all of the conditions in this paragraph are satisfied, the “Permitted Transferee”) shall have agreed in writing to be bound by the terms hereof.
          (e) Each certificate representing any unregistered shares of Parent Common Stock issued hereunder shall be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
     It shall be a condition precedent to the obligations of Parent under this Section 1.8 that Seller and each Permitted Transferee furnish to Parent such information regarding any Person listed as a selling stockholder in the Registration Statement as Parent shall reasonably request in order to prepare such Registration Statement in accordance with applicable law.
2. Representations and Warranties of Seller.
             Except as set forth in the Disclosure Schedule, Seller, represents and warrants, to and for the benefit of the Buyer Group Indemnitees, as follows:
     2.1 Due Organization; No Subsidiaries; Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller is not required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. Seller does not have any subsidiaries, and does not own, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest in, any other Entity. Except as set forth in Schedule 2.1, Seller has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.
     2.2 Articles of Incorporation and Bylaws; Records. Seller has delivered to (or made available for inspection by) the Buyer Group accurate and complete copies of: (i) its articles of incorporation and bylaws, including all amendments thereto; (ii) its stock records; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of its stockholders, its board of directors and all committees of its board of directors. There have been no meetings or other proceedings of the stockholders of Seller, the board of directors of Seller or any committee thereof that are not fully reflected in such minutes or other records. The stock records, minute books and other records of Seller are accurate, up-to-date and complete.
     2.3 Capitalization. All of the outstanding shares of capital stock of Seller, and the owners of such shares, are as set forth in Schedule 2.3. Except as set forth in Schedule 2.3, there is no: (a) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Seller; (b) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Seller; or (c) Contract under which Seller is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. No Person other than the stockholders of Seller has any right to vote with respect to the sale of the Assets to the Buyer Group or any of the other Transactions.
     2.4 Financial Statements. Seller has delivered to the Buyer Group the following financial statements (collectively, the “Financial Statements”): (a) the audited balance sheets of Seller as of September 30, 2005 (such balance sheet, the “Seller Balance Sheet,” and such date, the “Balance Sheet Date”) and December 31, 2004, and the related statements of income and retained earnings and cash flows for the 9- and 12-month periods then ended, respectively, together with the notes thereto and the report of Virchow Krause & Company, LLP (“Virchow Krause”) with respect thereto; (b) the balance sheets of Seller as of November 30, 2005 and the related statements of income and retained earnings and cash flows for the 11 months then ended; and (c) the balance sheets of Seller as of December 31, 2003 and December 31, 2002, and the related statements of income and retained earnings and cash flows for the 12 months then ended. The Financial Statements are accurate and complete in all respects, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered and present fairly the financial position of Seller as of the respective dates thereof and the results of operations and cash flows of Seller for the periods covered thereby.
     2.5 Absence Of Changes. Except as set forth in Schedule 2.5, since the Balance Sheet Date:
          (a) there has not been any material adverse change in, and no event has occurred that might reasonably be expected to have a material adverse effect on, the business, condition, assets, liabilities, operations, financial performance, net income or prospects of Seller;
          (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets of Seller (whether or not covered by insurance);
          (c) Seller has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or other securities, or

(ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except as permitted by Section 1.3(c));
          (d) Seller has not acquired any asset from any other Person other than in the Ordinary Course of Business;
          (e) Seller has not leased or licensed any asset from any other Person;
          (f) Seller has not made any loan or advance to any other Person; Seller has not sold or otherwise transferred, or leased or licensed, any asset to any other Person except in the Ordinary Course of Business;
          (g) Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (h) Seller has not made any capital expenditure, except for capital expenditures made in the Ordinary Course of Business, not to exceed $25,000 individually or $50,000 in the aggregate;
          (i) Seller has not (i) established or adopted any Seller Employee Plan, or (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors;
          (j) no Contract by which Seller or any of the assets owned or used by Seller is or was bound, or under which Seller has or had any rights or interest, has been amended or terminated;
          (k) Seller has not incurred, assumed or otherwise become subject to any material Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by Seller in bona fide transactions entered into in the Ordinary Course of Business;
          (l) Seller has not discharged any Encumbrance or discharged or paid any indebtedness or other material Liability, except for accounts payable that (i) are reflected as current liabilities in the “liabilities” column of the Seller Balance Sheet, and (ii) have been discharged or paid in the Ordinary Course of Business;
          (m) Seller has not forgiven any debt or otherwise released or waived any material right or claim, except in the Ordinary Course of Business and in accordance with Seller’s past practices to respond to consumer needs, not to exceed $6,000 individually;
          (n) Seller has not changed any of its methods of accounting or accounting practices in any respect;

          (o) Seller has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and
          (p) Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(c)” through “(o)” above.
     2.6 Title To Assets. Seller owns, and has good and valid title to, all of the Assets, free and clear of any Encumbrances, except for (i) any lien for Taxes not yet due and payable, (ii) minor liens that arose in the Ordinary Course of Business and that do not (individually or in the aggregate) materially detract from the value of the Assets subject thereto or materially impair the operations of Seller, and (iii) those liens listed on Schedule 2.6 which will be paid as of the Closing. Schedule 2.6 identifies all of the Assets that are being leased or licensed to Seller. The Assets collectively constitute all of the properties, rights and other tangible and intangible assets necessary to conduct Seller’s business as currently conducted.
     2.7 Material Relationships. No supplier to, or distributor of or material customer of Seller has notified Seller of an intention to terminate or substantially alter its existing business relationship with Seller and Seller has no reason to believe that such termination or alteration of such relationship as acquired by the Buyer Group pursuant to the terms of this Agreement is likely to occur.
     2.8 Equipment, Etc. Schedule 2.8 accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets owned by Seller, and accurately sets forth the date of acquisition, original cost and book value of each of such assets. Each asset identified or required to be identified in Schedule 2.8 is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted).
     2.9 Real Property. Seller does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Schedule 2.9. Schedule 2.9 provides an accurate and complete description of the premises covered by such leases and the facilities located on such premises. Seller enjoys peaceful and undisturbed possession of such premises.
     2.10 Intellectual Property.
          (a) Schedule 2.10(a) lists all Registered IP registered or filed in the name of Seller as of the date of this Agreement. Except with respect to any pending application for Registered IP, as of the date of this Agreement no interference, opposition, reissue, reexamination, or other similar proceeding is pending before any Governmental Entity in which the scope, validity, or enforceability of any such Registered IP is being or has been contested or challenged. Each item of Registered IP registered or filed in the name of Seller as of the date of this Agreement is valid and subsisting; all necessary registration, maintenance or annuity, and renewal fees in connection with such item of Registered IP have been made; and all necessary documents and certificates in connection with such Registered IP have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-United States jurisdictions for the purposes of maintaining such Registered IP.

          (b) Schedule 2.10(b) lists each Seller Contract pursuant to which Seller has, as of the date of this Agreement, granted to any other Person any license under, or other right or interest in, any Seller IP.
          (c) Schedule 2.10(c) identifies each Seller Contract pursuant to which any other Person has, as of the date of this Agreement, granted to Seller any license under, or other right or interest in, any Intellectual Property or Intellectual Property Rights.
          (d) Except as listed on Schedule 2.10(d), Seller: (i) owns all right, title, and interest in and to each item of Seller IP, free and clear of any Encumbrances (other than licenses granted by Seller under Seller Contracts listed on Schedule 2.10(b)); and (ii) owns free and clear of any Encumbrances (other than licenses granted by Seller under the Contracts listed on Schedule 2.10(b)), or otherwise has sufficient rights under, those Intellectual Property Rights necessary to conduct the business of Seller as it is currently conducted.
          (e) Except as listed on Schedule 2.10(e), each Person who is or was an employee or contractor of Seller and who is or was involved in the creation or development of Seller IP has signed a written agreement containing an assignment to Seller of Intellectual Property Rights in and to any such Seller IP. To the knowledge of Seller, no such Person has inserted into Seller IP, and to the knowledge of Seller, the Seller IP does not contain, any code or device intended to disrupt, disable or provide unauthorized access to a computer system or network or other device on which such code is stored or installed.
          (f) Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of and protect its rights in all of its trade secrets and other material confidential information. To the knowledge of Seller, there has been no misappropriation of any such trade secrets or material confidential information by any other Person.
          (g) To the knowledge of Seller, as of the date of this Agreement no Person is infringing, misappropriating, or otherwise violating any material Seller IP.
          (h) Seller is not infringing, misappropriating, or otherwise violating the Intellectual Property Rights of any other Person. There is no pending suit or legal action against Seller in which Seller is alleged to have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person. There has been no written complaint, claim, notice, or other communication that Seller has received in the period commencing three years prior to the date of this Agreement alleging any infringement, violation or misappropriation of the Intellectual Property Rights of any other Person by Seller.
          (i) To the knowledge of Seller, (i) no product, service, or publication of Seller, (ii) no material published or distributed by Seller, and (iii) no conduct or statement of the Group, constitutes obscene material, a defamatory statement or material, or violates any rights of publicity or privacy of any other Person.
     2.11 Contracts.

          (a) Schedule 2.11(a) identifies, by subpart corresponding to the enumerated subsections below:
               (i) each Seller Contract relating to the creation of any Encumbrance on the Assets;
               (ii) each Seller Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement related to the Assets;
               (iii) each material Seller Contract that was entered into outside the Ordinary Course of Business or was inconsistent with Seller’s past practices;
               (iv) each Seller Contract that has a term of more than 30 days and that may not be terminated by Seller (without penalty) within 30 days after the delivery of a termination notice by Seller;
               (v) each Seller Contract relating to the acquisition, transfer, use, development, sharing or license of any technology relating to the Assets;
               (vi) other than the Noncompetition Agreement, each Seller Contract imposing any restriction on the right or ability of Seller (or the right or ability of an assignee thereof) to (A) compete with any other Person, (B) acquire any product or other asset or any services from any other Person, or (C) sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person;
               (vii) each Seller Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (viii) each Seller Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities; and
               (ix) each Seller Contract that requires another Person’s Consent, or that requires notice to any other Person, prior to or in connection with Seller’s assignment of such Contract to the Buyer Group in connection with the Transactions; and
               (x) each Seller Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate or (B) the performance of services having a value in excess of $10,000 in the aggregate.
Contracts in the respective categories described in clauses “(i)”through “(x)”above are referred to in this Agreement as “Material Seller Contracts.”
          (b) Seller has delivered to Parent accurate and complete copies of all Material Seller Contracts. Schedule 2.11(b) provides an accurate description of the terms of each Material Seller Contract that is not in written form. Each Material Seller Contract is valid and in full force and effect and, to the knowledge of Seller, is enforceable by Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
          (c) Except as set forth in Schedule 2.11(c):
               (i) Seller has not violated or breached, or committed any default under, any Material Seller Contract and, to the knowledge of Seller, no other Person has violated or breached, or committed any default under, any Material Seller Contract;
               (ii) to the knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Seller Contract or (D) give any Person the right to cancel, terminate or modify any Material Seller Contract; and
               (iii) Seller has not waived any material rights under any Material Seller Contract.
     2.12 [Reserved]
     2.13 Liabilities.
          (a) Except as set forth in Schedule 2.13(a), Seller has no Liabilities, except for: (i) liabilities identified as such in the “liabilities” column of the Seller Balance Sheet; and (ii) obligations under Seller Contracts listed in Schedule 2.11, to the extent that the existence of such obligations is ascertainable solely by reference to such Seller Contracts.
          (b) Schedule 2.13(b): (i) provides an accurate and complete breakdown and aging of the accounts payable of Seller shown on the Seller Balance Sheet; (ii) provides an accurate and complete breakdown of any customer deposits or other deposits held by Seller as of the date of November 30, 2005; and (iii) provides an accurate and complete breakdown of all notes payable and other indebtedness of Seller as of the date of November 30, 2005.
          (c) Schedule 2.13(c) accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that (together which such Person’s affiliates) received (i) more than $50,000 in the aggregate from Seller in the year ended December 31, 2004 or (ii) more than $50,000 in the aggregate from Seller in the 11 months ended November 30, 2005.
          (d) Neither Seller nor Stockholder has, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, (v) been convicted of, or pleaded guilty or no contest to, any felony, or (vi) taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements.
     2.14 Compliance with Legal Requirements. Except as set forth in Schedule 2.14: (a) Seller is in full compliance with each Legal Requirement applicable to Seller or the ownership or use of any of its assets; (b) Seller has at all times been in full compliance with each Legal Requirement that is or was applicable to Seller or the ownership or use of any of its assets; (c) no event has occurred, and no condition or circumstance exists, that is reasonably likely to constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement; and (d) Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. Seller has delivered to the Buyer Group an accurate and complete copy of each report, study, survey or other document to which Stockholder or Seller has access that relates to the compliance of Seller with, or the applicability to Seller of, any Legal Requirement.
     2.15 Governmental Authorizations. Schedule 2.15 identifies: (a) each Governmental Authorization that is held by Seller; and (b) each other Governmental Authorization that, to the knowledge of Seller, is held by Seller Employee and relates to or is useful in connection with the business of Seller. Seller has delivered to the Buyer Group accurate and complete copies of all of the Governmental Authorizations identified in Schedule 2.15, including all renewals thereof and amendments thereto. Each Governmental Authorization identified or required to be identified in Schedule 2.15 is valid and in full force and effect. Seller is and has at all times been in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 2.15; (ii) no event has occurred, and no condition or circumstance exists, that is reasonably likely to (A) constitute or result in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Schedule 2.15, or (B) result in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Schedule 2.15; (iii) since January 1, 2002, Seller has not received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Schedule 2.15 have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body. The Governmental Authorizations identified in Schedule 2.15 constitute all of the Governmental Authorizations necessary to enable

Seller to conduct its business in the manner currently being conducted and as proposed to be conducted.
     2.16 Tax Matters.
          (a) Seller has filed or caused to be filed all federal, state, foreign and local Tax returns and reports required to be filed with any Tax authority and all such Tax Returns and reports are correct and complete in all material respects. Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by Seller has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by Seller has been duly withheld and collected; and (to the extent required) each such Tax has been paid to the appropriate Governmental Body. Seller has no material liability for Taxes for any current or prior Tax periods in excess of the amount reserved or provided for in the Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).
          (b) Schedule 2.16 accurately identifies (i) each examination or audit of any Tax Return of Seller that has been conducted or is pending since January 1, 2001 and (ii) any waivers, extensions, or other items having the effect of extending or waiving the statute of limitations with respect to the assessment of any Taxes of Seller that are in force as of the date of this Agreement. Seller has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which Seller has access) relating to such Tax Returns.
          (c) Except as set forth in Schedule 2.16, no claim or other Proceeding is pending or, to the knowledge of Seller, has been threatened against Seller in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Seller. Seller has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.
          (d) Seller has complied in all material respects with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting.
          (e) There is no agreement, plan, arrangement or other Contract covering Seller Employee that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code with respect to a current or former Seller Employee or current or former consultant or contractor of Seller, or that would give rise to a payment that could subject the recipient to any excise tax imposed by Section 4999 of the Code.
          (f) Each of Seller’s deferred compensation plans complies with Section 409A of the Code.
          (g) Seller has delivered to (or made available for inspection by) the Buyer Group accurate and complete copies of all Tax Returns that have been filed on behalf of or with respect to Seller since January 1, 2002. The information contained in such Tax Returns is accurate and complete. Seller has delivered to (or made available for inspection by) the Buyer Group accurate and complete copies of all material notices, proposed adjustments, proposed or actual assessments, and any other material written correspondence Seller has received from, or sent to, the IRS or other taxing authority (including any such items relating to the audits set forth in Schedule 2.16). Seller has not any private letter ruling, technical advice, application for a change of any method of accounting, or other similar requests presently pending with any taxing authority.
     2.17 Employee And Labor Matters.
          (a) Schedule 2.17(a) accurately sets forth, with respect to each Seller Employee (including those on a leave of absence or on layoff status):
               (i) the name of such employee and the date of original hire by Seller;
               (ii) such employee’s title; and
               (iii) such employee’s annualized compensation as of the date of this Agreement and any bonus proposed to be paid with respect to period following the Seller Balance Sheet.
          (b) Schedule 2.17(b) accurately identifies each former employee of Seller who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits from Seller relating to such former employee’s employment with Seller; and Schedule 2.17(b) accurately describes such benefits.
          (c) Except as described in Schedule 2.17(c), The employment of each of Seller’s employees is terminable by Seller at will. Seller has delivered to the Buyer Group accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of Seller.
          (d) To the knowledge of Seller:
               (i) no Seller Employee intends to terminate employment with Seller;
               (ii) no Seller Employee has received an offer to join a business that may be competitive with Seller’s business; and
               (iii) no Seller Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that is reasonably likely to have an adverse effect on: (A) the performance by such Seller Employee of any of his or her duties or responsibilities as a Seller Employee; or (B) Seller’s business or operations.

          (e) Schedule 2.17(e) accurately sets forth, with respect to each independent contractor of Seller:
               (i) the name of such independent contractor and the date as of which such independent contractor was originally hired by Seller;
               (ii) a description of such independent contractor’s responsibilities;
               (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from Seller with respect to services performed in 2004 and year to date in 2005; and
               (iv) the terms of compensation of such independent contractor.
          (f) Except as set forth in Schedule 2.17(f), Seller is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.
          (g) Seller is not engaged in any unfair labor practice. Since January 1, 2002, there has not been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting Seller. No event has occurred, and no condition or circumstance exists, that is reasonably likely to give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of Seller, threatened or reasonably anticipated relating to any labor, safety, sexual harassment or discrimination matters involving Seller Employee.
          (h) None of the current or former independent contractors of Seller could be reclassified as an employee. Except as described in Schedule 2.17(h), there are not, and at no time have been, any independent contractors who have provided services to Seller or Seller Affiliate for a period of six consecutive months or longer. Seller has no temporary or leased employees. No independent contractor of Seller is eligible to participate in Seller Employee Plan.
     2.18 Employee Benefit Plans and Compensation.
          (a) Schedule 2.18(a) contains an accurate and complete list as of the date hereof of each Seller Employee Plan and each Seller Employee Agreement. Seller does not intend nor has it committed to establish any new Seller Employee Plan or Seller Employee Agreement, or to modify Seller Employee Plan or Seller Employee Agreement (except to conform them to any applicable Legal Requirements, in each case as previously disclosed to the Buyer Group in writing or as required by this Agreement).
          (b) Seller has delivered to the Buyer Group: (i) correct and complete copies of all documents setting forth the terms of each Seller Employee Plan and each Seller Employee Agreement, including all amendments thereto; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Employee Plan; (iii) if Seller Employee Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Seller Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Seller Employee Plan; (v) all material written Contracts relating to each Seller Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to Seller Employee relating to Seller Employee Plan and any proposed Seller Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to Seller or Seller Affiliate; (vii) all correspondence to or from any Governmental Body relating to Seller Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of Seller or Seller Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Seller Employee Plan; (x) all discrimination tests required under the Code for each Seller Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Seller Employee Plan intended to be qualified under Section 401(a) of the Code.
          (c) Seller and each of Seller Affiliates have performed all obligations required to be performed by them under each Seller Employee Plan and are not in default or violation of, and to the knowledge of Seller, there is no default or violation by any other party to, the terms of Seller Employee Plan, and each Seller Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements. Each Seller Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to Seller Employee Plan. There are no claims or Proceedings pending, or, to the knowledge of Seller, threatened or reasonably anticipated (other than routine claims for benefits), against any Seller Employee Plan or against the assets of any Seller Employee Plan. Each Seller Employee Plan (other than a Seller Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Buyer Group, Seller or any Seller Affiliate (other than ordinary administration expenses). There are no audits, inquiries or Proceedings pending or, to the knowledge of Seller, threatened by the IRS or any other Governmental Body with respect to Seller Employee Plan. Neither Seller nor any Seller Affiliate has ever incurred any penalty or tax with respect to Seller Employee Plan under ERISA or the Code. Seller and each of the Seller Affiliates have made all contributions and other payments required by and due under the terms of each Seller Employee Plan.
          (d) Seller has never maintained, established, sponsored, participated in, or contributed to any: (i) Seller Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. Seller has never maintained, established, sponsored, participated in or contributed to, Seller Pension Plan in which stock of Seller was held as a plan asset.

          (e) No Seller Employee Plan provides (except at no cost to Seller or Seller Affiliate), or reflects or represents any liability of Seller or Seller Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to Seller or any Seller Affiliate, neither Seller nor any Seller Affiliate has ever represented, promised or contracted (whether in oral or written form) to Seller Employee (either individually or to Seller Employees as a group) or any other Person that such Seller Employee(s) or other Person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (f) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute an event under any Seller Employee Plan, Seller Employee Agreement, trust or loan that will or may result in any payment (of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Seller Employee.
          (g) Seller and each of the Seller Affiliates: (i) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Seller Employees; (ii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Seller Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of Seller, threatened or reasonably anticipated claims or Proceedings against Seller or Seller Affiliate under any worker’s compensation policy or long-term disability policy.
          (h) To the knowledge of Seller, neither Stockholder nor any Seller Employee is obligated under any Contract that would interfere with such Person’s efforts to promote the interests of Seller or that would interfere with the business of Seller or Seller Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of Seller or Seller Affiliate as presently conducted nor any activity of Stockholder or Seller Employees in connection with the carrying on of the business of Seller or Seller Affiliate as presently conducted will, to the knowledge of Seller, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which Stockholder or any of such Seller Employees is now bound.
     2.19 Environmental Matters.
          (a) Seller is not liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

          (b) Since January 1, 2002, Seller has not received any notice or other communication from any Governmental Body or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or, to the knowledge of Seller, threatened to commence any contribution action or other Proceeding against Seller in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may directly or indirectly give rise to, or result in Seller becoming subject to, any such Liability.
          (c) Seller has never generated, manufactured, produced, used, processed, handled, stored, discharged or disposed of any Hazardous Material (whether lawfully or unlawfully). Seller has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, processed, handled, stored, discharged or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by Seller; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, structure, facility, installation, equipment, pipe, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by Seller.
          (d) All property that is owned by, leased to, controlled by or used by Seller, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is in clean and healthful condition; (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and (iii) is free of any environmental contamination.
          (e) Each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by Seller, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by Seller: (i) is in sound condition; and (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.
     2.20 [Reserved]
     2.21 Performance Of Services. All services that have been performed on behalf of Seller were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements. The Buyer Group will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by Seller. There is no claim pending or, to the knowledge of Seller, threatened against Seller relating to any services performed by Seller, and, to the knowledge of Seller, there is no basis for the assertion of any such claim.
     2.22 Insurance.

          (a) Schedule 2.22 accurately sets forth, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, Seller: (i) the name of the insurance carrier that issued such policy and the policy number of such policy; (ii) whether such policy is a “claims made” or an “occurrences” policy; (iii) a description of the type of coverage provided by such policy; (iv) the annual premium payable with respect to such policy; and (v) a description of any claims pending, and any claims that have been asserted since January 1, 2002, with respect to such policy or any predecessor insurance policy. Schedule 2.22 also identifies (1) each pending application for insurance that has been submitted by or on behalf of Seller, (2) each self-insurance or risk-sharing arrangement affecting Seller or any of the assets of Seller, and (3) all material risks (of the type customarily insured by Comparable Entities) for which Seller does not maintain insurance coverage. Seller has delivered to the Buyer Group accurate and complete copies of all of the insurance policies identified in Schedule 2.22 (including all renewals thereof and endorsements thereto) and all of the pending applications identified in Schedule 2.22. Each of the policies identified in Schedule 2.22 is valid, enforceable and in full force and effect. All of the information contained in the applications submitted in connection with such policies was (at the times such applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to such policies have been paid in full on a timely basis.
          (b) Schedule 2.22 identifies each insurance claim made by Seller since January 1, 2002. No event has occurred, and no condition or circumstance exists, that is reasonably likely to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. Seller has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 2.22 or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of such policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Schedule 2.22; or (iii) any indication that the issuer of any of the policies identified in Schedule 2.22 may be unwilling or unable to perform any of its obligations thereunder.
     2.23 Related Party Transactions. Except as set forth in Schedule 2.23: (a) no Related Party has any direct or indirect interest of any nature in any of the assets of Seller; (b) no Related Party is, or has at any time since January 1, 2002 been, indebted to Seller; (c) since January 1, 2002, no Related Party has entered into, or has had any direct or indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving Seller; (d) no Related Party is competing, or has at any time since January 1, 2002 competed, directly or indirectly, with Seller; (e) no Related Party has any claim or right against Seller; and (f) no event has occurred, and no condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against Seller.
     2.24 Proceedings; Orders. There is no pending, or, to Seller’s knowledge, pending Proceeding: (i) that involves Seller or any of the Assets (whether or not Seller is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. Except as set forth in Schedule 2.24, no Proceeding has been commenced by or against Seller since January 1, 2002. Seller has delivered to the Buyer Group accurate and complete copies of all pleadings, correspondence and other written materials (to which Stockholder or Seller has access) that relate to the Proceedings identified in Schedule 2.24. There is no Order to which Seller, or any of the assets owned or used by Seller, is subject; and neither Stockholder or any other Related Party is subject to any Order that relates to Seller’s business or to any of the assets of Seller. There is no proposed Order that, if issued or otherwise put into effect, (i) would have an adverse effect on the business, condition, assets, liabilities, operations, financial performance, net income or prospects of Seller or on the ability of Stockholder or Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) would have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     2.25 Authority; Binding Nature Of Agreements. Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by Seller of each of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of Seller and its stockholders, board of directors and officers. Each of the Transactional Agreements constitute or will when executed constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     2.26 Non-Contravention; Consents. Neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):
     (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Stockholder or Seller, or any of the assets of Seller, is subject;
     (b) cause the Buyer Group or any affiliate of the Buyer Group to become subject to, or to become liable for the payment of, any Tax;
     (c) cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;
     (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by Seller or Seller Employee;

     (e) except as described in Schedule 2.26(e), contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract;
     (f) except as described in Schedule 2.26(f), give any Person the right to (i) declare a default or exercise any remedy under any Contract, (ii) accelerate the maturity or performance of any Contract, or (iii) cancel, terminate or modify any Contract; or
     (g) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.
Except as described in Schedule 2.26, prior to the Closing, neither Seller nor Stockholder will be required to make any filing with or given any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.
     2.27 Brokers. Neither Seller nor Stockholder has agreed or become obligated to pay, or has taken any action that is reasonably likely to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.
     2.28 Full Disclosure. Neither this Agreement nor any of the other Transactional Agreements contains any untrue statement of fact; and neither this Agreement nor any of the other Transactional Agreements omits to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.
3. Representations and Warranties of the Buyer Group.
          The Buyer Group, jointly and severally, represents and warrants, to and for the benefit of Seller Indemnitees, as follows:
     3.1 Organization; Authority; Binding Nature of Agreement. Each Buyer Group Entity is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Buyer Group Entity has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by each Buyer Group Entity of each of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of such Buyer Group Entity. Each of the Transactional Agreements constitute legal, valid and binding obligations of each Buyer Group Entity a party thereto, enforceable against such Buyer Group Entity in accordance with their respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     3.2 Valid Issuance. The Parent Common Stock to be issued to Seller under this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

     3.3 Full Disclosure. This Agreement does not: (i) contain any representation, warranty or information made or provided by Parent that is false or misleading with respect to any material fact pertaining to Parent; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information made or provided by Parent contained herein (in the light of the circumstances under which such representations, warranties and information were made or provided) not false or misleading.
4. Representations and Warranties of Stockholder.
          The Stockholder represents and warrants, to and for the benefit of the Buyer Group Indemnitees, as follows:
     4.1 Authority; Binding Nature of Agreement. Stockholder has the absolute and unrestricted right, power and capacity to enter into and to perform his obligations under this Agreement and any of the Transactional Agreements to which he is or may become a party. This Agreement and any of the Transactional Agreements to which such Stockholder is or may become a party constitute legal, valid and binding obligation of such Stockholder, enforceable against him in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.2 Agreement. Stockholder is an “accredited investor” within the meaning of Regulation D under the Securities Act.
     4.3 Other Matters.
          (a) Stockholder has never: (i) made a general assignment for the benefit of creditors; (ii) filed, or had filed against Stockholder, any bankruptcy petition or similar filing; (iii) suffered the attachment or other judicial seizure of all or a substantial portion of Stockholder’s assets; (iv) admitted in writing Stockholder’s inability to pay his debts as they become due; or (v) taken or been the subject of any action that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements.
          (b) Stockholder is not subject to any Order or bound by any Contract that may have an adverse effect on his ability to comply with or perform any of his covenants or obligations under any of the Transactional Agreements. There is no Proceeding pending, and, to the knowledge of Seller, no Person has threatened to commence any Proceeding, that may have an adverse effect on the ability of Stockholder to comply with or perform any of his covenants or obligations under any of any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that is reasonably likely to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.
5. Pre-Closing Covenants of Parent, Stockholder and Seller.
     5.1 Operation Of Business. Except as permitted by this Agreement (including Section 1.3(c)), during the Pre-Closing Period Seller shall not, without the Buyer Group’s

Consent: (a) enter into any transaction or take any other action outside the Ordinary Course of Business; or (b) enter into any transaction or take any other action that would cause or constitute a breach of any representation or warranty made by Seller or Stockholder in this Agreement if such representation or warranty had been made as of the time of such transaction or action. The Stockholder and Seller shall provide the Buyer Group and its Representatives with reasonable access, at reasonable times and with reasonable advance notice, to the books, records and premises of Seller. Without limiting the foregoing, during the Pre-Closing Period, Seller shall use commercially reasonable efforts to: (i) operate its business in the Ordinary Course of Business; (ii) attempt to keep available the services of its present executive officers and key employees; and (iii) attempt to maintain its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it.
     5.2 Filings and Consents. The Stockholder and Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, Stockholder and Seller and their respective Representatives shall cooperate with the Buyer Group and with the Buyer Group’s Representatives, and prepare and make available such documents and take such other actions as the Buyer Group may request in good faith, in connection with any filing, notice or Consent that the Buyer Group is required or elects to make, give or obtain.
     5.3 No Negotiation. The Stockholder and Seller shall not, and shall ensure that their Representatives shall not (it being understood that such Representatives shall not be required to sign this Agreement), during the Pre-Closing Period, directly or indirectly: (a) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than the Buyer Group) relating to any Acquisition Transaction; or (b) participate in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Buyer Group) relating to any proposed Acquisition Transaction.
     5.4 Best Efforts. During the Pre-Closing Period, Stockholder and Seller shall use their Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.
     5.5 Confidentiality. The Stockholder and Seller and their Representatives shall not, during the Pre-Closing Period: (a) issue or disseminate any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor, Seller Employee or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except with the prior written consent of Parent or as required by applicable law; and (b) if Seller is required by law to make any such disclosure, Stockholder and Seller shall advise the Buyer Group, at least five business days before making such disclosure, of the nature and content of the intended disclosure.
     5.6 Working Capital Loan. Within 3 business days of the date of this Agreement, Parent will make a working capital loan (the “Loan”) to Seller in an amount of up to $1,400,000, to be advanced to Seller from time to time on the terms and conditions of the documentation in substantially the form attached hereto as Exhibit I. The Loan will be secured by a second lien on all of Seller’s assets, and will have a maturity of September 3, 2006 (or, if earlier, the Closing Date). The Loan will bear interest, compounded monthly, at the short term “Applicable Federal

Rate” through March 4, 2006, and thereafter will bear interest at 10% per annum, compounded monthly.
     5.7 Free Marketing and Promotional Activities. Beginning on the date of this Agreement until December 31, 2008, Parent agrees to provide, at Seller’s request and without charge, marketing and promotional support to Seller (prior to the Closing Date) or Acquisition Sub (following the Closing Date) at Parent’s published rates, in such form as the parties shall mutually agree, not to exceed $1,500,000 in value. The amounts described in this paragraph will be excluded for purposes of calculating Revenue and Net Income for the Earn-Out Payments under Section 1.7 hereof. Notwithstanding the foregoing, if this Agreement shall terminate prior to Closing other than as a result of a material breach by the Buyer Group, the obligations of Parent described in this Section 5.7 shall terminate.
     5.8 Voting Agreement. Stockholder hereby agrees that, prior to the earlier to occur of the valid termination of this Agreement or the consummation of the sale of the Assets (the “Asset Sale”), at any meeting of the stockholders of Seller and in any written action by consent of stockholders of Seller, unless otherwise directed in writing by Parent, Stockholder shall cause all capital stock of Seller held by him (the “Subject Securities”) to be voted: (i) in favor of the Asset Sale, the execution and delivery by Seller of this Agreement and the transactions contemplated hereby; and (ii) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Seller in this Agreement; and (iii) against the following actions (other than the Asset Sale and the transactions contemplated by the this Agreement): (A) any extraordinary corporate transaction, such as merger, consolidation or other business combination involving Seller or any subsidiary of Seller; (B) any sale, lease or transfer of a material amount of assets of Seller or any subsidiary of Seller; (C) any reorganization, recapitalization, dissolution or liquidation of Seller or any subsidiary of Seller; (D) any change in a majority of the board of directors of Seller; (E) any amendment to Seller’s articles of incorporation or bylaws; (F) any material change in the capitalization of Seller or Seller’s corporate structure; and (G) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, discourage or adversely affect the Asset Sale or any of the transactions contemplated by this Agreement. The voting agreement contained in this Section 5.8 shall be deemed to be an irrevocable proxy, and coupled with an interest. Stockholder agrees not to transfer any of his shares of capital stock of Seller with the purpose or effect of avoiding this Section 5.8.
     5.9 Compliance with Securities Laws; Seller Stockholder Approval. Parent and Seller shall take all actions reasonably necessary to cause the issuance of Parent Common Stock in connection with the Asset Sale to qualify for a valid exemption from the registration requirements of the Securities Act. Seller shall prepare an information statement to be distributed to the stockholders of Seller in connection with the solicitation of such stockholders’ approval of this Agreement and the transactions contemplated hereby (the “Information Statement”), which Information Statement (as well as any other materials to be submitted to the stockholders of Seller in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby) shall be subject to the approval of Parent and shall include: (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2004; (ii) Parent’s Proxy Statement for the Annual Meeting of Stockholders held on June 15, 2005; (iii) Parent’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005; (iv) Parent’s Current Reports on

Form 8-K filed after March 31, 2005; and (v) such other reports filed by Parent under the Exchange Act of 1934, as amended, as Parent shall deem necessary or appropriate for inclusion in the Information Statement (collectively, the “Parent SEC Filings”). Each of Parent and Seller agrees to promptly provide to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of Parent and Seller or their respective counsel, may be required or appropriate for inclusion in the Information Statement, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in preparation of the Information Statement. Parent and Seller will promptly advise the other in writing if at any time prior to the Closing such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law. Without in any way limiting the foregoing, Seller shall not include in the Information Statement any information pertaining to Parent or its affiliates or associates which shall not have been consented to in writing by Parent prior to such inclusion.
6. Conditions Precedent to the Buyer Group’s Obligation to Close.
     The Buyer Group’s obligation to purchase the Assets and to take the other actions required to be taken by the Buyer Group at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyer Group, in whole or in part, in writing):
     6.1 Accuracy Of Representations. All of the representations and warranties made by Stockholder and Seller in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall continue to be accurate in all respects as of the Closing Date, as if made on the Closing Date.
     6.2 Performance Of Obligations. All of the covenants and obligations that Stockholder and Seller are required to comply with or to perform at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.
     6.3 Consents. The Transactions contemplated by this Agreement shall have been approved under Minnesota law by the minimum stockholder vote required under Minnesota law, and the Consents identified in Schedule 2.26 (including without limitation, any consents required by Venture Bank pursuant to its loan agreements with Seller) shall have been obtained and shall be in full force and effect.
     6.4 No Material Adverse Change. There shall have been no material adverse change in the business, condition, assets, liabilities, operations, financial performance, net income or prospects of Seller since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change.
     6.5 Additional Documents. The Buyer Group shall have received the following documents:

     (a) an opinion letter from Zamansky Professional Association, dated the Closing Date, in the form attached hereto as Exhibit H; and
     (b) such other documents as the Buyer Group may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Stockholder or Seller, (ii) evidencing the compliance by Stockholder or Seller with, or the performance by Stockholder or Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.
     6.6 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Buyer Group, or against any Person affiliated with the Buyer Group, any Proceeding: (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     6.7 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Buyer Group or any Person affiliated with the Buyer Group to suffer any adverse consequence under, any applicable Legal Requirement or Order.
     6.8 Noncompetition Agreement. Seller, Stockholder and the Key Employee shall have executed and delivered to the Buyer Group a Noncompetition Agreement in the form of Exhibit F;
     6.9 Stockholder Employment Agreement. Stockholder shall have executed and delivered the Employment Agreement in substantially the form attached as Exhibit G, and such Employment Agreement shall be in full force and effect as of the Closing Date.
     6.10 Key Employee. The Key Employee shall have accepted an employment or consulting relationship with the Buyer Group, on terms mutually acceptable to the Key Employee and Parent, and such acceptance shall not have been withdrawn or revoked as of the Closing Date.
     6.11 Release of Liens. Venture Bank shall have released its lien on the Assets.
7. Conditions Precedent to Seller’s Obligation to Close.
     Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part, in writing):
     7.1 Accuracy Of Representations. All of the representations and warranties made by the Buyer Group in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement, and shall continue to be accurate in all respects as of the Closing Date, as if made on the Closing Date.
     7.2 Performance Of Obligations. All of the covenants and obligations that the Buyer Group is required to comply with or to perform at or prior to the Closing (considered collectively), and each of such covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.
     7.3 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Seller, or against any Person affiliated with Seller, any Proceeding: (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.
     7.4 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Seller or any Person affiliated with Seller to suffer any adverse consequence under, any applicable Legal Requirement or Order.
8. Termination.
     8.1 Termination Events. This Agreement may be terminated prior to the Closing:
     (a) by the Buyer Group if (i) there is a material Breach of any covenant or obligation of Stockholder or Seller and such Breach shall not have been cured within ten days after the delivery of notice thereof to Seller, or (ii) the Buyer Group reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Buyer Group to comply with or perform its covenants and obligations set forth in this Agreement);
     (b) by Seller if (i) there is a material Breach of any covenant or obligation of the Buyer Group and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Buyer Group, or (ii) Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of Stockholder or Seller to comply with or perform any covenant or obligation set forth in this Agreement);
          (c) by mutual written consent of the Buyer Group and Seller; or
          (d) by either the Buyer Group or Seller, if the Closing shall not have occurred on or before April 1, 2006 (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement).
     8.2 Effect Of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however,

that: (a) no party shall be relieved of any obligation or other Liability arising from any breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by the provisions set forth in Section 10.3; and (c) Stockholder and Seller shall, in all events, remain bound by Section 5.5.
     8.3 Nonexclusivity Of Termination Rights. The termination rights of Section 8.1 shall not be deemed to be exclusive. The exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under Legal Requirement, at common law, in equity or otherwise).
9. Indemnification, Etc.
     9.1 Survival of Representations
          (a) The representations and warranties made by Seller and Stockholder (including those set forth in Section 2 and those set forth in the Disclosure Schedule) shall, absent an act of fraud or a knowing or willful breach by Seller or Stockholder, survive the Closing and expire on March 31, 2007; provided, however, that the representations and warranties of Seller set forth in Sections 2.4 (Financial Statements), 2.10 (Intellectual Property) and 2.16 (Taxes) shall survive until the applicable statute of limitations; provided, further that if, at any time prior to the date on which any such representation or warranty would otherwise expire, Parent (acting in good faith) delivers to Seller a written notice alleging an inaccuracy in or a breach of any of the such representations or warranties (and setting forth in reasonable detail the basis for such belief) and asserting a claim for recovery under Section 9.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. Notwithstanding the foregoing, in the event of an act of fraud with respect to, or a knowing or willful breach of, a representation or warranty by Seller or Stockholder, such representation or warranty shall survive until expiration of any applicable statutes of limitation.
          (b) All representations and warranties made by the Buyer Group shall survive the Closing and expire on March 31, 2007; provided, however, that if, at any time prior thereto, Seller (acting in good faith) delivers to Parent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Buyer Group (and setting forth in reasonable detail the basis for such belief) and asserting a claim for recovery under Section 9.3 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.
          (c) The representations, warranties, covenants and obligations of Seller and Stockholder, and the rights and remedies that may be exercised by the Buyer Group Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, Parent. Parent represents and warrants to Seller and Stockholder that it has no actual knowledge that any of the representations or warranties made by Seller or Stockholder in this Agreement or the Disclosure Schedule are incorrect.
          (d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by Seller in this Agreement. Any item of information set forth in any section of the Disclosure Schedule which is called for by more than one section of this Agreement shall be deemed to have been given in response to and incorporated into any other section of the Disclosure Schedule where a reasonable person would conclude, based on the description of the matters contained in such disclosure, that such disclosure could be deemed to be disclosed and incorporated in such section.
     9.2 Indemnification by Seller. From and after the Closing, Seller and Stockholder shall jointly and severally indemnify and hold harmless each of the Buyer Group Indemnitees against Damages that are directly or indirectly suffered or incurred by any of the Buyer Group Indemnitees or to which any of the Buyer Group Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:
          (a) subject to Section 9.1(a), any breach of any representation or warranty made by Seller or Stockholder in any of the Transactional Agreements;
          (b) any breach of any covenant or obligation of Stockholder or Seller contained in any of the Transactional Agreements;
          (c) any Liability of Seller or of any Related Party (including, without limitation, the Liabilities listed in Section 1.2(b)), other than the Assumed Liabilities; and
          (d) any Proceeding relating directly or indirectly to any matter referred to in clauses (a), (b) or (c) above (including any Proceeding reasonably commenced by any Buyer Group Indemnitee for the purpose of enforcing any of its rights under this Section 9).
     Notwithstanding Section 9.1(a) or anything contained herein to the contrary (and without limiting any of the other rights of the Buyer Group Indemnitees hereunder), the obligation of Seller and Stockholder to indemnify and hold harmless the Buyer Group Indemnitees against Damages arising under Section 9.2(c) above shall be perpetual.
     9.3 Indemnification by the Buyer Group. From and after the Closing, the Buyer Group shall indemnify and hold harmless each of Seller Indemnitees against Damages that are directly or indirectly suffered or incurred by any of Seller Indemnitees or to which any of Seller Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:
          (a) subject to Section 9.1(b), any breach of any representation or warranty made by the Buyer Group in any of the Transactional Agreements;

          (b) any breach of any covenant or obligation of the Buyer Group contained in any of the Transactional Agreements;
          (c) any failure on the part of the Buyer Group to perform and discharge the Assumed Liabilities on a timely basis;
          (d) any untrue statement of a material fact, or any omission of a material fact required to be stated in the Parent SEC Documents or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; and
          (e) any Proceeding relating directly or indirectly to any matter referred to in clauses (a), (b), (c) or (d) above (including any Proceeding reasonably commenced by Seller Indemnitee for the purpose of enforcing any of its rights under this Section 9).
     9.4 Satisfaction of Claims. Except to the extent that the Damages in question resulted from an act of fraud or any knowing and willful breach of any representation, warranty or covenant committed by any Person, claims by a Buyer Group Indemnitee for Damages pursuant to Section 9.2 of this Agreement shall be satisfied: (a) first, by recourse to the Escrow Account (to the extent that funds remain available in the Escrow Account therefor); and (b) second, against Seller and Stockholder on a joint and several basis (except for claims for Damages arising from breaches of the representations and warranties of Stockholder contained in Section 4, with respect to which Stockholder will be individually liable). Claims by a Buyer Group Indemnitee for Damages pursuant to this Agreement resulting from an act of fraud or any knowing or willful breach of any representation, warranty or covenant committed by any Person shall be satisfied, at the election of Parent and in its sole discretion, from the Escrow Account, Seller, Stockholder and/or such Person.
     9.5 Baskets.
          (a) The Buyer Group Indemnitees shall not be entitled to seek any indemnification payment pursuant to Section 9.2 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Buyer Group Indemnitees, or to which any one or more of the Buyer Group Indemnitees has or have otherwise become subject, exceeds $200,000 in the aggregate, and thereafter, only to the extent of such excess.
          (b) Seller Indemnitees shall not be entitled to seek any indemnification payment pursuant to Section 9.3 until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of Seller Indemnitees, or to which any one or more of Seller Indemnitees has or have otherwise become subject, exceeds $50,000 in the aggregate, at which time all the Seller Indemnities shall be entitled to seek indemnification for all such Damages.
     9.6 Defense of Third Party Claims. As a condition of indemnification, in the event of the assertion or commencement by any Person of any claim or Legal Proceeding with respect to which any of the Buyer Group Indemnitees or Seller Indemnitees shall have the right to seek indemnification pursuant to this Section 9, the Persons seeking indemnification shall promptly give notice of the claim or Legal Proceeding to the Person from whom indemnification is sought. The Person receiving such notice shall have the right, at its election, exercisable within fifteen (15) business days after such notice is given, to assume the defense of such claim or Legal Proceeding on its own and at its expense, and on behalf of the Person or Persons seeking indemnification. If such an election to assume the defense is made:
          (a) the Person or Persons seeking indemnification shall make available to the Person assuming the defense any documents and materials in their possession or control that may be necessary to the defense of such claim or Legal Proceeding (without any need to disclose privileged information), and shall otherwise provide reasonable cooperation and assistance in the defense of the claim or Legal Proceeding;
          (b) it will be deemed established for purposes of this Agreement that the claims made in the Legal Proceeding are subject to the indemnifications provisions of this Section 9;
          (c) the Person or Persons seeking indemnification shall be entitled to participate (at their own expense) in the defense of such Legal Proceeding; and
          (d) The Person assuming the defense shall have the right to settle, adjust or compromise such claim or Legal Proceeding only with the consent of the Person or Persons seeking indemnification; provided, however, that such consent shall not be unreasonably withheld or delayed.
     Notwithstanding the foregoing, Parent may elect to assume the defense of any claim or Legal Proceeding if (i) Seller or Stockholder is a party to such claim or Legal Proceeding, and counsel to Parent shall conclude in good faith that joint representation would give rise to a conflict of interest, or (ii) such claim or Legal Proceeding relates directly or indirectly to any failure or alleged failure on the part of Parent, the Buyer Group or Seller to pay any Tax or to comply with any Legal Requirement relating to Taxes.
     In the event that the Person or Persons from whom indemnification is sought do not assume the defense of the claim or Legal Proceeding, the Person or Persons seeking indemnification may defend and settle the claim or Legal Proceeding and all costs of defense and other Damages shall be subject to the indemnification provisions of this Agreement.
     9.7 Exercise of Remedies by Buyer Group Indemnitees. No Buyer Group Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
     9.8 Exercise of Remedies by Seller Indemnitees. No Seller Indemnitee shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Seller shall have consented to the assertion of such indemnification claim or the exercise of such remedy.
10. Certain Post-Closing Covenants.

     10.1 Further Actions. After the Closing Date, Stockholder and Seller shall cooperate with the Buyer Group, and shall execute and deliver such documents and take such other actions as the Buyer Group may reasonably request, for the purpose of evidencing the Transactions and putting the Buyer Group in possession and control of all of the Assets. Seller: (a) hereby irrevocably authorizes Parent, at all times on and after the Closing Date, to endorse in the name of Seller any check or other instrument that is made payable to Seller and that represents funds included in, or that represents the payment of any receivable included in, the Assets (subject to Section 10.2); and (b) hereby irrevocably appoints Parent as the attorney-in-fact of Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes Parent, in the name of and on behalf of Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or after the Closing Date) that Parent may deem appropriate for the purpose of (i) collecting, asserting, enforcing or perfecting any claim, right or interest that is included in or relates to any of the Assets, (ii) defending or compromising any claim or Proceeding relating to any of the Assets, or (iii) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of Seller.
     10.2 Post-Closing Cooperation Re Assets and Excluded Assets. After the Closing Date, the Buyer Group shall promptly transfer to Seller any Excluded Assets that it determines have come into its possession, and Seller shall promptly remit to the Buyer Group any funds, property or assets that are received by Seller and that are included among the Assets.
     10.3 Publicity. Without limiting the generality of anything contained in Section 5.5, Parent, Seller and Stockholder will consult with each other before issuing any press release or making any similar public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable Nasdaq regulations, no party hereto will issue any such press release or make any such public statement without the consent of Parent and Seller.
     10.4 Change Of Name. Immediately after the Closing, Seller shall change its name to a name that does not include the term “RSVP”, “Productions”, “Gay Travel” or any variations thereof and that is satisfactory to Parent in its reasonable discretion.
     10.5 Year-End Financial Statements. No later than 45 calendar days following the Closing Date, Seller shall deliver to Parent an audited balance sheet of Seller as of December 31, 2005, and the related statements of income and retained earnings and cash flows for the 12-month period then ended, together with the notes thereto and the report of Virchow Krause with respect thereto. In connection with the preparation of such financial statements, Parent will pay (or reimburse Seller for) the fees of Virchow Krause, not to exceed $20,000.
11. Miscellaneous Provisions.
     11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     11.2 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.
     11.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Seller or Stockholder:
Paul Figlmiller
2535 25th Avenue South
Minneapolis, MN 55406-1234
Telephone: (612)729-1113
Facsimile: (612)729-2809
with copies (not constituting notice) to:
Zamansky Professional Association
3901 IDS Tower
Minneapolis, MN 55402
Attention: Ronald A. Zamansky
Telephone: (612) 340-9720
Facsimile: (612) 340-9662
if to the Buyer Group:
PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 94111
Attn: General Counsel
Telephone: 415-834-6500
Facsimile: 415-834-6216
with copies (not constituting notice) to:
Howard Rice Nemerovski Canady
  Falk & Rabkin, A Professional Corporation

Three Embarcadero Center, 7th Floor
San Francisco, California 94111
Attention: Michael J. Sullivan
Telephone: (415) 434-1600
Facsimile: (415) 217-5910
     11.5 Time Of The Essence. Time is of the essence of this Agreement.
     11.6 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     11.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
     11.9 Successors And Assigns; Parties In Interest.
          (a) This Agreement shall be binding upon: Seller and its successors and assigns (if any); Stockholder and Stockholder’s personal representatives, executors, administrators, estate, heirs, successors and assigns (if any); and the Buyer Group and its successors and assigns (if any). This Agreement shall inure to the benefit of: Seller; Stockholder; the Buyer Group; the Buyer Group Indemnitees (subject to Section 9.7); Seller Indemnitees (subject to Section 9.8); and the respective successors and assigns (if any) of the foregoing.
          (b) None of the parties may assign any right or obligation under this Agreement, in whole or in part, to any other Person without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Buyer Group may assign all of its rights and obligations under this Agreement (including its indemnification rights under Section 9), to a third party as part of a transaction in which all or substantially all of the Buyer Group’s business and assets, or substantially all of the business and assets acquired pursuant to this Agreement, are transferred to such third party.
          (c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no Seller Employee shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

     11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties agrees that: (a) in the event of any breach or threatened breach by any other party of any covenant, obligation or other provision set forth in this Agreement, the injured party shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and (b) no party shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.
     11.11 Waiver.
          (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
          (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Seller.
     11.13 Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     11.14 Entire Agreement. The Transactional Agreements and the Mutual Confidentiality and Non-Disclosure Agreement dated July 8, 2005 by and between Parent and Seller set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.
     11.15 Dispute Resolution. Notwithstanding any provision in this Agreement to the contrary, in the event of any dispute relating to this Agreement or the Transaction Agreements, the parties agree to attempt to resolve the dispute through negotiation prior to commencing litigation of pursuing any other remedy available, unless the party seeking a remedy believes in good faith that delay would materially prejudice its remedies. Specifically, in the event of a dispute relating to this Agreement or the Transactions Agreements, prior to commencing litigation or pursuing any other remedy available to it or him, a party to this Agreement shall give the other parties notice of the dispute stating that such notice is given pursuant to this Section. For a period of 30 days after such notice is given, the parties agree to use their best efforts in good faith to negotiate a resolution of the dispute. Such efforts shall include, at a minimum, two meetings of the parties. The first such meeting shall be held in Minneapolis, MN at a time and location, reasonably convenient to the parties, selected by Stockholder, and the second such meeting shall be held in San Francisco, CA at a time and location, reasonably convenient to the parties, selected by Parent. At each meeting, the parties shall be represented by an officer or other person having complete authority to resolve the dispute. If, having met at least twice as described above, the parties are unable to resolve the dispute, any party may then pursue any remedy available to such party.

     In Witness Whereof, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first set forth above.

Buyer Group:

PlanetOut Inc., a Delaware corporation

By:	/s/ Jeffrey T. Soukup

Name:	Jeffrey T. Soukup

Title:	Chief Operating Officer

Shuttlecraft Acquisition Corp., a Delaware corporation

By:	/s/ Jeffrey T. Soukup

Name:	Jeffrey T. Soukup

Title:	Chief Financial Officer

     In Witness Whereof, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first set forth above.

Seller:

RSVP Productions, Inc., a Minnesota corporation

By:	/s/ Paul Figlmiller

Name:	Paul Figlmiller

Title:	President

     In Witness Whereof, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered as of the date first set forth above.

Stockholder:

/s/ Paul Figlmiller

Paul Figlmiller

List Of Exhibits

Certain Definitions	Exhibit A

Excluded Assets	Exhibit B

Escrow Agreement	Exhibit C

Assumed Liabilities	Exhibit D

Assumption Agreement	Exhibit E

Form of Noncompetition Agreement	Exhibit F

Form of Employment Agreement	Exhibit G

Legal Opinion of Zamansky Professional Association	Exhibit H

Loan Documentation	Exhibit I

Exhibit A
CERTAIN DEFINITIONS
     For purposes of the Agreement (including this Exhibit A):
     Accrued Vacation Amount. The “Accrued Vacation Amount” shall mean the total amount of accrued vacation for those employees of Seller who become employees of Acquisition Sub immediately following the Closing, as shown on the balance sheet delivered by Seller at Closing; provided, however that for the purposes of the Agreement (and for no other purpose), the maximum amount of accrued vacation included in the “Accrued Vacation Amount” for any individual employee shall be no more than: (i) 25 days, for those employees who have been employed with Seller for more than 4 years; (ii) 20 days, for those employees who have been employed with Seller for more than 3 years but less than 4 years; and (iii) 15 days for those employees who have been employed for less than 3 years.
     Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the business or assets of Seller (other than in the Ordinary Course of Business); (b) the issuance, sale or other disposition of (i) any capital stock or other securities of Seller, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other securities of Seller, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other securities of Seller; or (c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Seller.
     Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as amended from time to time.
     Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.
     Buyer Group Indemnitees. “Buyer Group Indemnitees” shall mean the following Persons: (a) each Buyer Group Entity; (b) the Buyer Group’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the foregoing.
     CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended.
     COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Comparable Entities. “Comparable Entities” shall mean Entities (other than Seller) that are engaged in businesses similar to the business of Seller.

     Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.
     Damages. “Damages” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.
     Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Buyer Group on behalf of Stockholder and Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.
     DOL. “DOL” shall mean the United States Department of Labor.
     Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
     Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.
     Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above.
     Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, application programming interfaces, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, specifications, software, software code (in any form including source code and object code), techniques, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).
     Intellectual Property Rights. “Intellectual Property Rights” shall mean, under the laws of any jurisdiction in the world, all copyrights, patent rights, trademark and trade name rights, trade secret rights, industrial property rights, moral rights, and other types of proprietary rights in Intellectual Property, and all applications, registrations, renewals, and other filings with respect to any of the foregoing.
     IRS. “IRS” shall mean the United States Internal Revenue Service.
     Key Employee. “Key Employee” shall mean William Lowell.
     Knowledge. References to the “knowledge of Seller” shall be deemed to include the actual knowledge of Stockholder or the Key Employee; provided, however that such Persons shall have made due and diligent inquiry of all relevant employees of Seller whom such Persons should reasonably believe would have actual knowledge of the matters represented.
     Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.
     Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
     Net Cash. “Net Cash” shall mean the result of the following computation, to be performed on the basis of Seller’s assets and liabilities as of the Closing Date: (1) the current operating assets of Seller, consisting of (i) cash and cash equivalents, (ii) accounts receivable, (iii) prepaid expenses and (iv) prepaid deposits; minus (2) the current operating liabilities of Seller, consisting of: (i) customer deposits; (ii) accounts payable; and (iii) accrued expenses (which shall not be deemed to include Seller’s liabilities for accrued 401(k) employee deferral contributions, employee accrued vacation, or accrued interest, fees, expenses or other amounts owed with respect to Third Party Debt). For the purposes of illustration only, an example of the Net Cash calculation (based on the Seller Balance Sheet at September 30, 2005) is attached as Schedule 1.3 to the Agreement.
     Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.
     Ordinary Course of Business. An action taken by or on behalf of Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:
          (a) such action is recurring in nature, is consistent with the past practices of Seller and is taken in the ordinary course of the normal day-to-day operations of Seller;
          (b) such action is not required to be authorized by the stockholders of Seller, the board of directors of Seller or any committee of the board of directors of Seller and does not require any other separate or special authorization of any nature; and

          (c) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of Comparable Entities.
     Parent Common Stock. “Parent Common Stock” shall mean the Common Stock of Parent, par value $0.001 per share.
     Person. “Person” shall mean any individual, Entity or Governmental Body.
     Pre-Closing Period. “Pre-Closing Period” shall mean the period (if any) from the date of the Agreement through the Closing Date.
     Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.
     Purchase Price. “Purchase Price” shall mean an amount equal to: (a) $6,500,000; minus (b) if the Seller’s Net Cash at Closing is less than $0, the amount of such deficit (expressed as a positive number).
     Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for the foregoing.
     Reimbursable Expense Items. The “Reimbursable Expense Items” shall mean those itemized cruise production costs and marketing and advertising expenses identified on Schedule 1.6(b)(x) attached to the Agreement, which costs and expenses relate to specific cruises to Panama, Barbados and the Mexican Riviera scheduled to take place following the Closing Date; provided, however that notwithstanding anything contained herein to the contrary, any expense items that are included as current operating assets in Net Cash shall be excluded from this definition of, and shall not be deemed to be, Reimbursable Expense Items.
     Reimbursement Amount. The “Reimbursement Amount” shall mean, with respect to each Reimbursable Expense Item, the total amount actually paid by Seller during the periods shown on Schedule 1.6(b)(x) with respect to such Reimbursable Expense Item, as certified on the Reimbursement Amount Schedule delivered by Seller at Closing (as contemplated under Section 1.6(b)(x) of the Agreement); provided, however that the maximum Reimbursement Amount for any individual Reimbursable Expense Item shall not in any event exceed the “Reimbursement Cap Amount” for such Reimbursable Expense Item shown on Schedule 1.6(b)(x), less any amounts paid with respect to such Reimbursable Expense Item that are included in Net Cash.
     Related Party. Each of the following shall be deemed to be a “Related Party”: (a) Stockholder; (a) each individual who is an officer or director of Seller; (b) each member of the family of each of the individuals referred to in clauses “(a)” and “(b)” above; and (d) any Person in which any one of the individuals referred to in clauses “(a)”, “(b)” or “(c)” above holds or held

(or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.
     Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     SEC. “SEC” shall mean the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.
     Seller Affiliate. “Seller Affiliate” shall mean any Person under common control with Seller within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
     Seller Contract. “Seller Contract” shall mean any Contract: (a) to which Seller is a party; (b) by which Seller or any of its assets is or may become bound or under which Seller has, or may become subject to, any obligation; or (c) under which Seller has or may acquire any right or interest.
     Seller Employee. “Seller Employee” shall mean any current employee, independent contractor or director of Seller or Seller Affiliate.
     Seller Employee Agreement. “Seller Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between Seller or Seller Affiliate and Seller Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Seller Employee which is terminable “at will” without any obligation on the part of Seller or Seller Affiliate to make any payments or provide any benefits in connection with such termination.
     Seller Employee Plan. “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by Seller or Seller Affiliate for the benefit of Seller Employee, or with respect to which Seller or Seller Affiliate has or may have any liability or obligation, except such definition shall not include Seller Employee Agreement.
     Seller Indemnitees. “Seller Indemnitees” shall mean the following Persons: (a) Seller and Stockholder; (b) Seller’s and Stockholder’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.
     Seller IP. “Seller IP” shall mean all Intellectual Property and Intellectual Property Rights owned by Seller.

     Seller Pension Plan. “Seller Pension Plan” shall mean each Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.
     Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     Third-Party Debt Amount. “Third-Party Debt Amount” shall mean all principal, interest, fees, expenses and other amounts in respect of borrowed money, incurred by Seller prior to the Closing which remains unpaid as of the Closing Date (other than amounts outstanding under the Loan), including without limitation, amounts owed to Venture Bank, Stockholder and any of the former stockholders of Seller.
     Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Escrow Agreement; (c) the Assumption Agreement; (d) the Noncompetition Agreement; and (f) the Closing Certificate.
     Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by Seller to the Buyer Group in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Buyer Group pursuant to the Assumption Agreement; and (iii) the performance by Seller, Stockholder and the Buyer Group of their respective obligations under the Transactional Agreements, and the exercise by Seller, Stockholder and the Buyer Group of their respective rights under the Transactional Agreements.

Exhibit B
Excluded Assets
     The Assets shall not include the following:
1. The minute books, stock books, and other corporate records of Seller (including Seller’s corporate seal).
2. Cash of Seller in an amount equal to the amount (if any) by which Seller’s Net Cash at Closing exceeds $0.
3. The following insurance policies of Seller, and any deposits made with respect thereto (which deposits, for the avoidance of doubt, shall not be included in “Net Cash”):
(i) Llyod’s Key Man Lump Sum Disability Policy Certificate #0510274
(ii) Banner Life Insurance Policy #17B815432

B-1

Exhibit C
Escrow Agreement

C-1

Exhibit D
Assumed Liabilities
     Assumed Liabilities shall mean:
     First, at Closing Acquisition Sub shall assume the following current operating liabilities of Seller (each of which shall be reflected in the computation of Net Cash of Seller at Closing):
     1. customer deposits;
     2. accounts payable; and
     3. accrued expenses (other than Seller’s liabilities for accrued 401(k) employee deferral contributions, employee accrued vacation, or accrued interest, fees, expenses or other amounts owed with respect to Third Party Debt).
     Second, Acquisition Sub will assume the accrued vacation of those employees of Seller who become employees of Acquisition Sub following the Closing, up to: (i) 25 days, for those employees who have been employed with Seller for more than 4 years; (ii) 20 days, for those employees who have been employed with Seller for more than 3 years but less than 4 years; and (iii) 15 days for those employees who have been employed for less than 3 years; provided, however that the total amount of such accrued vacation shall not exceed the Accrued Vacation Amount; and provided, further that at Closing, Seller shall have delivered to Parent a schedule showing, for each such employee, the total number of days of accrued vacation to be assumed by Acquisition Sub as of the Closing. Nothing contained herein shall prevent Seller from reimbursing its employees, prior to Closing, for accrued vacation not assumed by Acquisition Sub.
     Third, Acquisition Sub will pay when due, all commissions for cruises that take place after the Closing, including without limitation commissions for direct sales and third party commissions (including commissions owed to Larry Silverness) associated with such cruises.

D-1

Exhibit E
Assumption Agreement

E-1

Exhibit F
Form of Noncompetition Agreement

F-1

Exhibit G
Form of Employment Agreement

G-1

Exhibit H
Legal Opinion of Zamansky Professional Association

H-1

Exhibit I
Loan Documentation

I-1

Schedule 1.3 — Illustration of Net Cash Calculation

Schedule 1.6(b)(x) — Form of Reimbursement Amount Schedule

Reimbursable	Reimbursement Cap
Expense Item	Amount (1)	Expense Description	Estimated Amount and Timing of Payment
			December	January	February	Up to March 4th
Cruise Production	$52,000	Production Gen (Panama)		$37,000	$14,885
Cruise Production	$8,000	Production Gen (Barbados)		$5,065	$1,000	$1,935
Cruise Production	$3,000	Docs & Postage (Panama & Barbados)		$3,000

Marketing & Advertising	$75,000	Mini Brochure Insert Fees	$32,250	$42,718
Marketing & Advertising	$56,000	Mini Brochure		$55,186
Marketing & Advertising	$62,000	Large Brochure		$62,000
Marketing & Advertising	$37,500	Bro Envelopes Postage etc			$37,500
Marketing & Advertising	$4,000	Models & Photographers			$4,000

Notes: (1)
The maximum Reimbursement Amount for any individual Reimbursable Expense Item shall not in any event exceed the “Reimbursement Cap Amount” for such Reimbursable Expense Item shown on this Schedule 1.6(b)(x), less any amounts paid with respect to such Reimbursable Expense Item that are included in Net Cash.

Schedule 1.7(a) — Earn-Out Schedule
2007 Earn-Out: For 2007, if Acquisition Sub’s Revenue equals or exceeds $17,483,250, then the Earn-Out Payment with respect to such year will be as described below in relation to Acquisition Sub’s 2007 Net Income:

		2007 Revenue
		Between	Between	Between
		$17,483,250	$18,648,800	$19,814,350	Equal to or
		And	and	And	greater than
2007 Net Income		$18,648,799	$19,814,349	$20,979,899	$20,979,900
At least	$1,895,250	$500,000	$583,333	$666,666	$750,000
	$2,021,600	$550,000	$666,666	$783,333	$900,000
	$2,147,950	$600,000	$770,833	$900,000	$1,050,000
	$2,274,300	$650,000	$875,000	$1,016,667	$1,200,000
	$2,400,650	$700,000	$979,167	$1,133,334	$1,350,000
Greater than or equal to	$2,527,000	$750,000	$1,000,000	$1,250,000	$1,500,000
For 2007, if the Revenue of Acquisition Sub is less than $17,483,250, then the Earn-Out Payment with respect to Acquisition Sub’s performance in 2007 will be $0, except as provided below.
For 2007 and notwithstanding anything to the contrary, if Acquisition Sub’s 2007 Net Income is $1,516,200 or more, then the Earn-Out Payment with respect to Acquisition Sub’s performance in 2007 shall be at least $250,000 (but without additional interpolation, as described below, until Acquisition Sub’s 2007 Net Income is at least $1,895,250 and Acquisition Sub’s Revenue is at least $17,483,250).
[Remainder of this page intentionally left blank; Schedule 1.7(a) continues on next page.]

Schedule 1.7(a) — Earn-Out Schedule
[Cont’d]
2008 Earn-Out: For 2008, if Acquisition Sub’s Revenue equals or exceeds $19,703,250, then the Earn-Out Payment with respect to such year will be as described below in relation to Acquisition Sub’s 2008 Net Income:

		2008 Revenue
		Between	Between	Between
		$19,703,250	$21,016,800	$22,330,350	Equal to or
		And	and	And	greater than
2008 Net Income		$21,016,799	$22,330,349	$23,643,899	$23,643,900
At least	$3,420,000	$500,000	$583,333	$666,666	$750,000
	$3,648,000	$550,000	$666,666	$783,333	$900,000
	$3,876,000	$600,000	$770,833	$900,000	$1,050,000
	$4,104,000	$650,000	$875,000	$1,016,667	$1,200,000
	$4,332,000	$700,000	$979,167	$1,133,334	$1,350,000
Greater than or equal to	$4,560,000	$750,000	$1,000,000	$1,250,000	$1,500,000
For 2008, if Acquisition Sub’s Revenue is less than $19,703,250, then the Earn-Out Payment with respect to Acquisition Sub’s performance in 2008 will be $0, except as provided below.
Notwithstanding anything to the contrary, for 2008 if Acquisition Sub’s Net Income is $2,736,000 or more, then the Earn-Out Payment with respect to Acquisition Sub’s performance in 2008 shall be at least $300,000 (but without additional interpolation, as described below, until Acquisition Sub’s 2008 Net Income is at least $3,420,000 and Acquisition Sub’s 2008 Revenue is at least $19,703,250).
All of the calculations described in this Schedule 1.7(a) are subject to the following:
Net Income Interpolation: For each year, once a particular Revenue threshold has been reached, in the event that Acquisition Sub’s actual Net Income results reside between numbers in a single Revenue column in the appropriate table, the Earn-Out Payment with respect to such year will be calculated, within that specific Revenue target band, by interpolation between consecutive numbers in such band on a straight-line basis.
Basis of Calculations: Earn-Out Payments will be determined based on Parent’s audited financial statements as filed on Form 10-K with the SEC for Parent’s 2007 and 2008 fiscal years, respectively. If Parent does not file audited financial statements with the SEC, the Earn-Out Payments will be determined based on audited financial statements that are comparable to those that would be filed if Parent were subject to the reporting requirements of the SEC.

Schedule 1.7(b) — Marketing and Promotional Activities
Free Marketing and Promotional Activities:
For purposes of calculating Net Income for the Earn-Out Payments, Parent will exclude all of the marketing and promotional activities provided to Acquisition Sub or Seller by Parent, as described below. Any such marketing and promotional activities will be established by mutual agreement of Parent and Seller and may begin any time following the date of this Agreement. All such marketing and promotional activities will be provided at Parent’s regular published rates.
Beginning on the date of the Agreement until December 31, 2008, Parent agrees to provide, at Seller’s request and without charge, marketing and promotional support to Seller (for the period prior to the Closing Date) or Acquisition Sub (following the Closing Date) at Parent’s published rates, in such form as the parties shall mutually agree, not to exceed $1,500,000 in value. The amounts described in this paragraph will be excluded for purposes of calculating Revenue and Net Income for the Earn-Out Payments. Notwithstanding the foregoing, if the Agreement shall terminate prior to Closing other than as a result of a material breach by the Buyer Group, the obligations of Parent described in this Schedule 1.7(b) and in Section 5.7 of the Agreement shall terminate.